CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
HSBC USA Inc. Autocallable Notes linked to the iShares® MSCI EAFE Index Fund HSBC USA Inc. Autocallable Notes linked to the Market Vectors Gold Miners ETF	$229,000 $411,000	$16.33 $29.30

(1)  Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
PRICING SUPPLEMENT
Dated June 24, 2010
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009 and
Underlying Supplement No. 2 dated January 11, 2010)

HSBC USA Inc.
Autocallable Notes

}	This pricing supplement relates to two separate offerings:

– $229,000 Autocallable Notes linked to the iShares® MSCI EAFE Index Fund (“EFA”)

– $411,000 Autocallable Notes linked to the Market Vectors Gold Miners ETF (“GDX”)

}	12-month term

}	Contingent principal protection

}	Callable quarterly

The Autocallable Notes (each a “Note” and collectively the “Notes”) offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or the underlying supplement no. 2. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-11 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-3 of the accompanying prospectus supplement and page US2-1 of the accompanying underlying supplement no. 2.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per Note / total linked to the EFA	$1,000 / $229,000	$20.70 / $4,740.30	$979.30 / $224,259.70
Per Note / total linked to the GDX	$1,000 / $411,000	$20.70 / $8,507.70	$979.30 / $402,492.30

1HSBC USA Inc. or one of our affiliates will pay varying discounts and commissions of up to 2.07% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes, which may consist of a combination of selling concessions of up to 0.57% and referral fees of up to 0.40%.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-11 of this pricing supplement.

HSBC USA Inc. 12-Month Autocallable Notes

iShares® MSCI EAFE Index Fund
Market Vectors Gold Miners ETF

This pricing supplement relates to two separate offerings of Autocallable Notes (each a “Note” and collectively the “Notes”).  Each offering will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and underlying supplement no. 2.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement no. 2, the terms described in this pricing supplement shall control.

Each offering of Notes is linked to the performance a separate index fund (each a “Reference Asset”), and each has a different Annualized Call Premium.  Neither offering of Notes depends on the performance of the other offering of Notes.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offerings of Notes:

Issuer:	HSBC USA Inc.

Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†

Principal Amount:	$1,000 per Note

Reference Asset	Annualized Call Premium	CUSIP/ISIN
iShares® MSCI EAFE Index Fund (“EFA”)	12.00%	4042K02Y0 / US4042K02Y08

Market Vectors Gold Miners ETF (the “GDX”)	14.00%	4042K02X2 / US4042K02X25

Trade Date:	June 24, 2010

Pricing Date:	June 24, 2010

Settlement Date:	June 29, 2010

Final Valuation Date:	June 27, 2011, subject to adjustment as described below under the caption “Final Valuation Date and Maturity Date.”

Maturity Date:
3 business days after the Final Valuation Date and is expected to be June 30, 2011.  The Maturity Date is subject to adjustment as described below under the caption “Final Valuation Date and Maturity Date.”

Call Feature	We will automatically call the Notes if the Official Closing Price of the relevant Reference Asset on any quarterly Observation Date is at or above its Initial Share Price.

Observation Dates
On or about September 24, 2010, December 27, 2010, March 28, 2011, and the Final Valuation Date (June 27, 2011), each subject to postponement in the event of a Market Disruption Event as set forth below and in the underlying supplement no. 2 beginning on page US2-56.

Call Settlement Dates
With respect to the all Observation Dates, including the Final Valuation Date, three business days following the applicable Observation Date.  A Call Settlement Date is also subject to adjustment as described below under the caption “Observation Dates, Final Valuation Date and Maturity Date.”

Call Price
If the Notes are called, you will receive, on the applicable Call Settlement Date, a cash payment per $1,000 Principal Amount of Notes equal to the Call Price for the corresponding Observation Date. The amount of the Call Price is based upon an Annualized Call Premium that is 12.00% for the Notes linked to the EFA and 14.00% for the Notes linked to the GDX.

Notes Linked to the EFA: Expected Observation Date September 24, 2010 December 27, 2010 March 28, 2011 Final Valuation Date (June 27, 2011)	Return 3.00% 6.00% 9.00% 12.00%	Call Price (per $1,000 Principal Amount Note) $1,030 $1,060 $1,090 $1,120

Notes Linked to the GDX: Expected Observation Date September 24, 2010 December 27, 2010 March 28, 2011 Final Valuation Date (June 27, 2011)	Return 3.50% 7.00% 10.50% 14.00%	Call Price (per $1,000 Principal Amount Note) $1,035 $1,070 $1,105 $1,140

Payment at Maturity:
If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

■ If a Trigger Event with respect to the relevant Reference Asset does not occur, you will receive a cash payment on the Maturity Date equal to 100% of the Principal Amount.

■ If a Trigger Event with respect to the relevant Reference Asset occurs and the relevant Reference Return is greater than or equal to the Buffer Value, you will receive a cash payment on the Maturity Date equal to 100% of the Principal Amount.

■ If a Trigger Event with respect to the relevant Reference Asset occurs and the relevant Reference Return is less than the Buffer Value, you will receive a cash payment on the Maturity Date equal to:

$1,000 + [$1,000 × (Reference Return + 10%)].

For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount. If the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Reference Return:	Final Share Price – Initial Share Price Initial Share Price

Buffer Value	With respect to each offering of Notes, -10%.

Trigger Event:	A Trigger Event will occur if the Official Closing Price of the relevant Reference Asset is below its Trigger Price on any trading day during the Trigger Period.

Trigger Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.

Trigger Price:	For each Reference Asset, 70% of its Initial Share Price.

Initial Share Price:	$48.57 with respect to the EFA and $52.18 with respect to the GDX, which in both cases was the Official Closing Price of the relevant Reference Asset on the Pricing Date.

Final Share Price:
With respect to each Reference Asset, the Official Closing Price of such Reference Asset on the Final Valuation Date, as may be adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2.

Official Closing Price:	The closing price of one share of the relevant Reference Asset as determined by the Calculation Agent as described under “Official Closing Price” on page PS-4 below.

Form of Notes:	Book-Entry

Calculation Agent:	HSBC USA Inc. or one of its affiliates.

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold the Notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

GENERAL

This pricing supplement relates to two separate offerings of Notes linked to the respective Reference Assets identified on the cover page.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  Although the offerings of Notes relate to the Reference Assets identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Assets or any component security included in such Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 2 dated January 11, 2010.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or underlying supplement no. 2, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-3 of the prospectus supplement and page US2-1 of underlying supplement no. 2, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including the prospectus, the prospectus supplement and the underlying supplement no. 2) with the US Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and underlying supplement no. 2 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and underlying supplement no. 2 if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

}	The underlying supplement no. 2 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410001371/v171070_424b2.htm

PAYMENT ON THE NOTES

Call Feature

The Notes will be called if the Official Closing Price of the relevant Reference Asset on any quarterly Observation Date is at or above its Initial Share Price.  If the Notes are called, investors will receive, on the Call Settlement Date, a cash payment per $1,000 Principal Amount of Notes equal to the Call Price for the applicable Observation Date. The Call Price for each offering of Notes for the applicable Observation Date is set forth above. The Call Price is a cash payment reflecting a return equal to the Annualized Call Premium that is 12.00% for the Notes linked to the EFA and 14.00% for the Notes linked to the GDX.

Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment determined as follows:

}	If a Trigger Event with respect to the relevant Reference Asset does not occur, 100% of the Principal Amount.

}	If a Trigger Event with respect to the relevant Reference Asset occurs and the relevant Reference Return is greater than or equal to the Buffer Value, 100% of the Principal Amount.

}	If a Trigger Event with respect to the relevant Reference Asset occurs and the relevant Reference Return is less than the Buffer Value:

$1,000 + [$1,000 × (Reference Return + 10%)]

For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount. If the Reference Return is less than the Buffer Value, you may lose up to 90% of your investment.

Official Closing Price

With respect to each Reference Asset, the Official Closing Price on any trading day will be determined by the Calculation Agent based upon the closing price of one share of the relevant Reference Asset displayed on the Bloomberg Professional® service page “EFA UP <Equity>” and “GDX UP <Equity>”, respectively, or on any successor page on Bloomberg Professional® service or any successor service, as applicable.  The Official Closing Price may be further adjusted by the Calculation Agent upon the occurrence of certain events as set forth under “Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2.

Calculation Agent

We or one of our affiliates will act as Calculation Agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Issuer

The reference issuer with respect to EFA is iShares Trust and with respect to GDX the reference issuer is Market Vectors ETFTM Trust.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

} You believe the Official Closing Price of the relevant Reference Asset will not be below the Trigger Price during the Trigger Period, but you are willing to lose up to 90% of your principal if a Trigger Event occurs and the relevant Reference Return is less than the Buffer Value.

} You believe the Official Closing Price of the relevant Reference Asset will be at or above the Initial Share Price on at least one Observation Date, including the Final Valuation Date.

} You are willing to hold Notes that will be called on any Observation Date on which the Official Closing Price of the relevant Reference Asset closes at or above the Initial Share Price, or you are otherwise willing to hold the Notes to maturity.

} You are willing to make an investment whose return is limited to the pre-specified return on any Call Settlement Date, a total return equal to the relevant Annualized Call Premium.

} You are willing to forego distributions paid on the relevant Reference Asset.

} You do not seek current income from this investment.

} You do not seek an investment for which there will be an active secondary market.

} You do not prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

The Notes may not be suitable for you if:

} You believe the Official Closing Price of the relevant Reference Asset will be below the Trigger Price during the Trigger Period.

} You believe that at maturity the relevant Reference Return will be below the Buffer Value.

} You seek an investment that is 100% principal protected.

} You are not willing to make an investment in which you could lose up to 90% of your principal amount.

} You seek an investment whose return is not limited to the prespecified return on any Call Settlement Date, which is equal to the relevant Annualized Call Premium.

} You are unable or unwilling to hold securities that will be called on any Observation Date on which the Official Closing Price of the relevant Reference Asset is at or above the Initial Share Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

} You prefer to receive the distributions paid on the relevant Reference Asset.

} You seek an investment with current income.

} You seek an investment for which there will be an active secondary market.

} You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US2-1 of the accompanying underlying supplement no. 2.  Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the relevant Reference Asset, securities held by such Reference Asset or in such Reference Asset itself.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, the prospectus supplement and the underlying supplement no. 2.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement no. 2 including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“—Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

With respect to the Notes linked to the EFA:

}
“—Additional Risks Relating to Notes That Are Denominated In or Indexed to a Foreign Currency or With a Reference Asset That Is a Foreign Currency or a Contract or Index Relating Thereto” in the prospectus supplement;

}	“— Risks Associated with Foreign Securities Markets” in underlying supplement no. 2;

}	“— The Notes are Subject to Currency Exchange Risk” in underlying supplement no. 2;

}	“— There are Risks Associated with Emerging Markets” in underlying supplement no. 2;

With respect to the Notes linked to the GDX:

}	“— Additional Risks Relating to Notes with a Reference Asset That is a Commodity or a Contract or Index Relating thereto” in the prospectus supplement;

}	“—Risks Associated With the Gold Mining Industry” in underlying supplement no. 2;

}	“— Concentration of Investment in Particular Sector” in underlying supplement no. 2; and

}	“— There are Risks Associated With an Investment in a Concentrated Industry” in underlying supplement no. 2.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are not principal protected and you may lose up to 90% of your initial investment.

The Notes are not principal protected. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if a Trigger Event occurs and the relevant Reference Return is less than the Buffer Amount. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose up to 90% of your initial investment if the value of the relevant Reference Asset falls to zero.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you would receive the Annualized Call Premium could be as little as 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

Your Return on the Notes is limited.

Your potential gain on the Notes will be limited to the Call Price applicable to an Observation Date, regardless of the appreciation in the relevant Reference Asset, which may be significant. Similarly, because the determination of whether the Notes will be called will be based on the Official Closing Price of the relevant Reference Asset on a limited number of Observation Dates prior to the Maturity Date, and because, if the Notes are not called, the Final Share Price will be based on the Official Closing Price of the relevant Reference Asset on the last Observation Date (i.e., the Final Valuation Date), your return may be adversely affected by a sudden or temporary decrease in the Official Closing Price of the relevant Reference Asset on any or all of the Observation Dates. Conversely, you will not benefit from higher Official Closing Prices of the relevant Reference Asset at any time during the term of the Notes other than on the Observation Dates. As a result, you may receive a lower return on the Notes than you would receive if you were to invest directly in the relevant Reference Asset.

The Notes will not bear interest.

As a holder of the Notes, you will not receive periodic interest payments.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the principal at maturity or upon early redemption, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

There is limited anti-dilution protection.

The Calculation Agent may adjust the terms of the Notes, which may affect the Call Price or the payment at maturity, for certain events affecting the shares of the relevant Reference Asset, such as an extraordinary dividend. The Calculation Agent is not required to make an adjustment for every action which affects the shares of the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the Notes, the market price of the Notes may be materially and adversely affected. See “Anti-dilution and Reorganization Adjustments” in the accompanying underlying supplement no. 2 for additional information.

An index fund and its underlying index are different.

The performance of an index fund may not exactly replicate the performance of the respective underlying index, because such index fund will reflect transaction costs and fees that are not included in the calculation of the respective underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the respective underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the respective underlying index and in managing cash flows. Your investment is linked to an index fund, and therefore any information relating to an underlying index is only relevant to understanding the index that such index fund seeks to replicate.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The below scenario analysis and examples pertaining to the Notes linked to the EFA are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the EFA relative to its Initial Share Price. We cannot predict the Final Share Price of the EFA on the Final Valuation Date or the Official Closing Price of the EFA on any trading day during the Trigger Period. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the EFA. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000 Principal Amount of Notes, based on the following:

Term:	12 months (unless earlier called)

Initial Share Price:	$48.57

Trigger Price:	$34.00 (70% of the Initial Share Price)

Returns on Call Dates and Call Prices*:
Observation Dates	Return*	Call Price*
September 24, 2010	3.00%	$1,030
December 27, 2010	6.00%	$1,060
March 28, 2011	9.00%	$1,090
Final Valuation Date (June 27, 2011)	12.00%	$1,120

* based on the Annualized Call Premium of 12.00% per annum

Example 1—The EFA closes at $50.00 on the first Observation Date – the Notes are called.
Because the Official Closing Price of the EFA on the first Observation Date (September 24, 2010) is at or above the Initial Share Price, the Notes are automatically called at the applicable Call Price of $1,030 per Note, representing a 3.00% return on the Notes. As long as the EFA closes at or above the Initial Share Price on any of the four Observation Dates, you will receive the applicable Call Price, regardless of whether or not the EFA had closed below the Trigger Price during the Trigger Period.

Example 2— The EFA closes at $50.00 on the Final Valuation Date – the Notes are called.
Because (i) the Official Closing Price of the EFA on the first three Observation Dates is below the Initial Share Price and (ii) the Official Closing Price of the EFA on the final Observation Date, (which is also the Final Valuation Date) is above the Initial Share Price, the Notes are automatically called at the applicable Call Price of $1,120 per Note, representing a 12.00% return on the Notes.

Example 3— The EFA closes below the Initial Share Price on all four Observation Dates and a Trigger Event does not occur– the Notes are NOT called.
Because the Official Closing Price of the EFA on all four Observation Dates is below the Initial Share Price, the Notes are not automatically called. Furthermore, because the Official Closing Price is not below the Trigger Price during the Trigger Period, you will receive the Principal Amount at maturity of $1,000 per Note (a return of zero percent).

Example 4— The EFA closes below the Initial Share Price on all four Observation Dates and a Trigger Event occurs.  In addition, the EFA closes at $45.00 on the Final Valuation Date – the Notes are NOT called.
Because the Official Closing Price of the EFA on all four Observation Dates is below the Initial Share Price, the Notes are not automatically called. Because a Trigger Event has occurred, the Principal Amount of your Notes is at risk. However, because the Final Share Price does not result in a Reference Return less than the Buffer Value, you will receive the Principal Amount at maturity of $1,000 per Note (a return of zero percent).

Example 5— The EFA closes below the Initial Share Price on all four Observation Dates and a Trigger Event occurs.  In addition, the EFA closes at $29.14 on the Final Valuation Date – the Notes are NOT called.
Because the Official Closing Price of the EFA on all four Observation Dates is below the Initial Share Price, the Notes are not automatically called.  Because a Trigger Event has occurred, the Principal Amount of your Notes is at risk. Furthermore, because the Final Share Price of the EFA results in a Reference Return that is less than the Buffer Value, you will suffer a loss on the Notes of 30.00%. Expressed as a formula:

Reference Return = ($29.14 – $48.57) / $48.57 = -40.00%
Payment at Maturity = $1,000 + [$1,000 x (-40.00% + 10%)] = $700
In this example, you would lose some of your Principal Amount at maturity.

If a Trigger Event occurs, the contingent protection feature is lost and you are exposed to a loss resulting from the decrease in the price of the EFA and you could lose some or most of your principal at maturity.

INFORMATION RELATING TO THE ISHARES® MSCI EAFE INDEX FUND

The disclosure relating to the EFA contained below relates only to the offering of Notes linked to the EFA.

Description of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA. As of June 24, 2010, the MSCI EAFE® Index consisted of the following 22 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.  MSCI is no longer affiliated with Morgan Stanley.

For more information about the EFA, see “The iShares® MSCI EAFE Index Fund” on page US2-20 of the accompanying underlying supplement no. 2.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the monthly historical closing prices from June 30, 2005 through June 24, 2010.  The closing price for the EFA on June 24, 2010 was $48.57. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the EFA closing price on the Final Valuation Date.  The historical prices have been adjusted for a 3-for-1 stock split that went effective on June 9, 2005.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$55.36	$51.14	$52.92
4/1/2005	6/30/2005	$53.92	$51.12	$52.35
7/1/2005	9/30/2005	$58.57	$51.24	$58.09
10/3/2005	12/30/2005	$60.95	$54.58	$59.42
1/3/2006	3/31/2006	$65.52	$60.25	$64.99
4/3/2006	6/30/2006	$70.65	$59.40	$65.35
7/3/2006	9/29/2006	$68.52	$60.94	$67.78
10/2/2006	12/29/2006	$74.66	$67.61	$73.26
1/3/2007	3/30/2007	$77.18	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.05	$80.63
7/2/2007	9/28/2007	$85.50	$67.99	$82.56
10/1/2007	12/31/2007	$86.49	$78.00	$78.50
1/2/2008	3/31/2008	$79.22	$65.63	$71.90
4/1/2008	6/30/2008	$78.76	$68.06	$68.70
7/1/2008	9/30/2008	$68.39	$52.36	$56.30
10/1/2008	12/31/2008	$56.42	$35.53	$44.87
1/2/2009	3/31/2009	$45.61	$31.56	$37.59
4/1/2009	6/30/2009	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009	12/31/2009	$57.66	$52.42	$55.30
1/4/2010	3/31/2010	$58.00	$49.94	$56.00
4/1/2010*	6/24/2010*	$58.08	$45.86	$48.57

* As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through June 24, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.  The closing price of EFA on June 24, 2010 was $48.57.

 INFORMATION RELATING TO THE MARKET VECTORS GOLD MINERS ETF

The disclosure relating to the GDX contained below relates only to the offering of Notes linked to the GDX.

Description of the GDX

The GDX seeks investment results that correspond to the price and yield of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index provides exposure to a diversified group of small, mid, and large capitalization companies worldwide involved primarily in the mining for gold.

For more information about the GDX, see “The Market Vectors Gold Miners ETF” on page US2-26 of the accompanying underlying supplement no. 2.

Historical Performance of the GDX

The following graph sets forth the historical performance of the GDX based on the monthly historical closing prices from May 23, 2006 (the inception date of the GDX) through June 24, 2010.  The closing price for the GDX on June 24, 2010 was $52.18.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the GDX should not be taken as an indication of future performance, and no assurance can be given as to the GDX Official Closing Value during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarter High	Quarter Low	Quarter Close
5/23/2006*	6/30/2006*	$39.81	$31.82	$38.70
7/3/2006	9/29/2006	$42.58	$33.86	$35.65
10/2/2006	12/29/2006	$42.32	$32.41	$39.91
1/3/2007	3/30/2007	$43.32	$36.20	$39.42
4/2/2007	6/29/2007	$42.85	$36.63	$37.89
7/2/2007	9/28/2007	$45.96	$32.79	$45.10
10/1/2007	12/31/2007	$53.60	$42.31	$45.85
1/2/2008	3/31/2008	$56.87	$44.88	$47.75
4/1/2008	6/30/2008	$51.43	$41.61	$48.52
7/1/2008	9/30/2008	$51.83	$27.36	$34.08
10/1/2008	12/31/2008	$35.49	$15.83	$33.88
1/2/2009	3/31/2009	$38.93	$27.15	$36.88
4/1/2009	6/30/2009	$45.10	$30.81	$37.76
7/1/2009	9/30/2009	$48.40	$34.05	$45.29
10/1/2009	12/31/2009	$55.40	$40.92	$46.21
1/4/2010	3/31/2010	$51.16	$39.48	$44.41
4/1/2010**	6/24/2010**	$54.62	$45.36	$52.18

* Available information for the second calendar quarter of 2006 includes data for the period from May 23, 2006 (the inception date of the GDX) through June 30, 2006.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2006.

** As of the date of this pricing supplement available information for the second calendar quarter of 2010 includes data for the period from April 1, 2010 through June 24, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2010.  The closing price of GDX on June 24, 2010 was $52.18.

OBSERVATION DATES, FINAL VALUATION DATE AND MATURITY DATE

If an Observation Date or the Final Valuation Date is not a scheduled trading day for the relevant Reference Asset, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day (as defined in underlying supplement No. 2 with respect to the relevant Reference Asset).  If a Market Disruption Event (as defined in underlying supplement No. 2) exists on an Observation Date or the Final Valuation Date, then such Observation Date or the Final Valuation Date, respectively, will be the next scheduled trading day for which there is no Market Disruption Event.  If a Market Disruption Event exists with respect to an Observation Date or the Final Valuation Date on five consecutive scheduled trading days, then that fifth scheduled trading day will be an Observation Date or the Final Valuation Date (as applicable), and the Official Closing Price on such Observation Date or the Final Share Price (as applicable) will be determined by the Calculation Agent, in its sole discretion, using its estimate of the exchange traded price for shares of the relevant Reference Asset that would have prevailed but for that Market Disruption Event.  If an Observation Date is postponed, then the corresponding Call Settlement Date will also be postponed until the third business day following the postponed Observation Date.  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed until the third business day following the postponed Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable in the same general manner as described in this pricing supplement except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Final Share Price.  If a Market Disruption Event exists with respect to the relevant Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the such Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will then be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. will offer the Notes at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of up to 2.07%, or $20.70, per $1,000 Principal Amount of Notes.  HSBC Securities (USA) Inc. may re-allow up to the full amount of the selling concession of 0.57%, or $5.70, per $1,000 Principal Amount of Notes on sales of such Notes by other brokers or dealers and may pay referral fees to other broker-dealers of up to 0.40%, or $4.00, per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid forward or other executory contract with respect to the relevant Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a Note as a pre-paid forward or other executory contract with respect to the relevant Reference Asset.  Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale, exchange or call and we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as either short-term or long-term capital gain or loss, depending on your holding period in the Note at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the relevant Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Note at fair market value and sold them at fair market value on the Maturity Date (if the Note was held until the Maturity Date) or on the date of sale, exchange or early call of the Note (if the Note was sold, exchanged or called prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange, early call or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, early call or maturity of the Note).

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note and, upon the date of sale, exchange, early call or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock owned by the relevant Reference Asset would be treated as a passive foreign investment company (“PFIC”) or U.S. real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. In the event that the issuer of any stock owned by the relevant Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of stock owned by the relevant Reference Asset and consult your tax advisor regarding the possible consequences to you, if any, in the event that one or more issuers of stock owned by the relevant Reference Asset is or becomes a PFIC or a USRPHC.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$229,000 Autocallable Notes linked to
the iShares® MSCI EAFE Index Fund

$411,000 Autocallable Notes Linked to
the Market Vectors Gold Miners ETF

June 24, 2010

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-8
Information Relating to the iShares® MSCI EAFE Index Fund	PS-9
Information Relating to the Market Vectors Gold Miners ETF	PS-10
Observation Dates, Final Valuation Date and Maturity Date	PS-11
Events of Default and Acceleration	PS-11
Supplemental Plan of Distribution (Conflicts of Interest)	PS-11
Certain U.S. Federal Income Tax Considerations	PS-11

Underlying Supplement No. 2
Risk Factors	US2-1
The DIAMONDS® Trust, Series 1	US2-7
The POWERSHARES QQQ TRUSTSM, SERIES 1	US2-9
The iShares® MSCI Mexico Investable Market Index Fund	US2-13
The iShares® MSCI Brazil Index Fund	US2-15
The iShares® MSCI Emerging Markets Index Fund	US2-17
The iShares® MSCI EAFE Index Fund	US2-20
The SPDR Trust Series 1	US2-23
The Market Vectors Gold Miners ETF	US2-26
The Oil Service HOLDRSSM Trust	US2-30
The iShares® Dow Jones U.S. Real Estate Index Fund	US2-32
The iShares® FTSE/Xinhua China 25 Index Fund	US2-36
The iShares® S&P Latin America 40 Index Fund	US2-39
The Financial Select Sector SPDR® Fund	US2-42
The Semiconductor HOLDRSSM Trust	US2-46
The iShares® Dow Jones Transportation Average Index Fund	US2-48
The Energy Select SPDR® Fund	US2-50
The Health Care Select SPDR® Fund	US2-53
Other Components	US2-56
Additional Terms of the Notes	US2-56

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59